Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. First Quarter Earnings
Expected to Exceed Guidance
Reaffirms Full Year Earnings Outlook;
Reduces Capital Spending Plan

MEMPHIS, Tenn., September 9, 2008 ... FedEx Corporation (NYSE: FDX) today announced that it expects to report earnings of $1.23 per diluted share for the first quarter ended August 31. Previous earnings guidance was $0.80 to $1.00 per diluted share. For fiscal 2009, the company reaffirmed its earnings guidance of $4.75 to $5.25 per diluted share, as weaker macroeconomic conditions offset better-than-expected first quarter results. This outlook assumes current fuel prices.

“First quarter results benefitted from lower-than-expected fuel costs late in the quarter and stringent cost management,” said Alan B. Graf, Jr., executive vice president and chief financial officer. “While sustained declines in fuel prices could improve our full-year outlook, the slowing economic growth trends in the U.S. are now extending to other areas of the global economy. As a result, we have reduced our planned capital investments by $400 million, to $2.6 billion for fiscal 2009.”

FedEx also announced it would consolidate its meeting with investors and lenders that had been scheduled for October 2 in New York City with a meeting planned for April 1-2, 2009 in Guangzhou, China, where its state-of-the-art Asia-Pacific hub will be unveiled. “A consolidated April meeting in China is a wiser use of financial resources and a more efficient way to

- more -

comprehensively update the investor community on our Asia-Pacific opportunities and our overall strategic outlook,” Graf said.

Additional information will be available on September 18, 2008, when the company releases a full earnings report at 7:00 a.m. CDT and conducts its quarterly earnings conference call at 7:30 a.m. CDT.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $39 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 290,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, the impact of high fuel prices, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

2